WAIVER AND AMENDMENT NO. 4 TO CREDIT AGREEMENT

     WAIVER AND AMENDMENT NO. 4 TO CREDIT AGREEMENT, dated as of March 6, 1998 (this "Waiver and Amendment"), by and among SLM International, Inc., a Delaware corporation ("Parent"), its wholly-owned subsidiary Maska U.S., Inc. ("Maska"), a Vermont corporation (the Parent and such wholly-owned subsidiary being herein referred to jointly and severally as the "Borrowers"), the lenders (the "Lenders") named in Schedules 2.01(a) and 2.01(b) to the Credit Agreement (as hereinafter defined) and The Chase Manhattan Bank, as agent for the Lenders (in such capacity, the "Agent").

     WHEREAS, the Borrowers, #1 Apparel, Inc., a Delaware corporation (which has been merged into Maska), the Lenders, and the Agent entered into the Credit Agreement dated as of April 1, 1997 (as amended, modified or supplemented from time to time in accordance with its terms, the "Credit Agreement");

     WHEREAS, the Borrowers are requesting the Lenders to advance additional funds on a term loan and revolving loan basis to be utilized to redeem the Senior Secured Notes;

     WHEREAS, effective on or about March 31, 1998, the Parent wishes to convert trade payables and long term Indebtedness in the approximate amounts set forth on Schedule A hereto owing by Sport Maska, Inc. ("Sport Maska") to the Parent into equity; and

     WHEREAS, the Borrowers and the Lenders desire to amend certain other provisions of the Credit Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise specifically defined herein, all capitalized terms used herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

2. Waiver to Credit Agreement. Subject to the conditions as to effectiveness set forth in Paragraph 5 of this Waiver and Amendment and the Amendment Effective Date (as hereinafter defined), the Agent and each of the Lenders hereby waive
(a) the provisions of Sections 4.14 and 7.15 of the Credit Agreement with respect to the redemption of the Senior Secured Notes (b) the provisions of Sections 7.04 and 7.06(f) of the Credit Agreement with respect to the conversion of Indebtedness owing by Sport Maska to the Parent into equity and (c) the provisions of Section 6.05(c), as such provisions relate to the delivery of monthly financial statements of the Parent and its consolidated Subsidiaries for the month of January, 1998 as described therein; provided, that such financial statements shall be delivered concurrently with the delivery of the annual financial statements described in Section 6.05(a). Upon the Amendment Effective Date, Sections 7.15(a), 7.15(b) and 7.15(c) of the Credit Agreement as each relates to the Senior Secured Notes shall be of no further force or effect.

3. Amendment to Credit Agreement. Subject to the conditions as to effectiveness set forth in Paragraph 5 of this Waiver and Amendment and the Amendment Effective Date (as hereinafter defined), the Credit Agreement is hereby amended as follows:

     a. The first two sentences of the recital to the Credit Agreement are hereby amended in their entirety to read as follows:

               "The Borrowers have applied to the Lenders for Credits (such term and all other capitalized terms used in this paragraph having the respective meanings ascribed to such terms above or hereinafter) up to an aggregate principal amount of $60,000,000 in the form of (a) a Term Loan to the Borrowers in an aggregate principal amount of $15,000,000 and (b) Revolving Credit Loans to the Borrowers at any time and from time to time prior to the Revolving Credit Termination Date in an aggregate principal amount not in excess of $45,000,000 at any time outstanding. The Agent shall also issue a Canadian Letter of Credit in the maximum amount of $25,000,000 to support borrowings of the Canadian Borrower under the Canadian Credit Agreement to the extent and in the manner provided in this Agreement. The proceeds of the Term Loan shall be used to finance the redemption of the Senior Secured Notes. "

     b. In Section 1.01 of the Credit Agreement, the following definitions are hereby added as follows:

               " "Debt Service Coverage Ratio" shall mean, with respect to the Parent and its Consolidated subsidiaries on a Consolidated basis, the ratio of (i) Net Cash Flow for the four most recent consecutive fiscal quarters ending on or prior to the date of determination to (ii) the aggregate Debt Service Expense for the four consecutive fiscal quarters immediately following the date of determination."

               " "Inventory Amount" shall mean at any time an amount designated by the Borrowers not to exceed (x) $20,000,000 less (y) the amount designated by the Borrowers and confirmed to the Agent in the "SLM Combined Totals" section under the column entitled "Canadian Totals" on the most recently delivered certificate of Borrowing Base, in the form of Schedule 6.05(j) hereof."

               " "Mandatory Prepayment" shall mean an amount equal to fifty percent (50%) of Excess Cash Flow, if any, of the Parent and its Consolidated subsidiaries on a Consolidated basis for the Fiscal Year then ended, but not to exceed $1,250,000 in any Fiscal Year."

               " "Net Cash Flow" shall mean, with respect to the Parent and its Consolidated subsidiaries on a Consolidated basis, for any period, without duplication of addition or subtraction of items, (A) the sum for such period of (i) Net Income, (ii) depreciation and amortization and (iii) other noncash items properly deducted in arriving at Net Income minus (B) all Capital Expenditures during such period."

     c. In Section 1.01 of the Credit Agreement, the following terms are hereby deleted:

              "Cash Interest Expense"
              "Interest Coverage Ratio"
              "Seasonal Amount"

     d. In Section 1.01 of the Credit Agreement, the definition of "Availability" is hereby amended in its entirety to read as follows:

               " "Availability" shall mean at any time (i) the lesser at such time of (x) the Total Revolving Credit Commitment less the Canadian Letter of Credit Usage and (y) the Borrowing Base minus (ii) the sum at such time of (x) the unpaid principal balance of the Revolving Credit Loans together with all reserves (without duplication of deductions taken in determining Net Amount of Eligible Receivables) established by the Agent in its reasonable exclusive judgment upon notice to the Borrowers including, without limitation, reserves reflecting the risk of suppliers repossessing shipped goods and reserves relating to Liens permitted by Sections 7.01(b) and 7.01(c) hereof and (y) the Domestic Letter of Credit Usage."

     e. In Section 1.01 of the Credit Agreement, the definitions of "Debt Service Expense" and "Excess Cash Flow" are hereby amended in their entirety to read as follows:

               " "Debt Service Expense" shall mean, for the Parent and its Consolidated subsidiaries on a Consolidated basis, the aggregate of regularly scheduled principal payments due on the Term Loans as set forth in Section 2.04(c) and the aggregate of scheduled principal payments on other Indebtedness, in each case, for the four consecutive fiscal quarters immediately following the date of determination of Debt Service Expense."

               " "Excess Cash Flow" shall mean, for each Fiscal Year of the Parent and its Consolidated subsidiaries on a Consolidated basis, the amount, if any, by which Funds from Operations for such Fiscal Year exceeds the sum (a) of the Debt Service Expense for the immediate succeeding four fiscal quarters plus (b) Capital Expenditures paid in cash and not financed with permitted Indebtedness during such Fiscal Year."

     f. In Section 1.01 of the Credit Agreement, the definitions of "Final Maturity Date" and "Revolving Credit Termination Date" are hereby amended to provide in their entirety as follows:

               " "Final Maturity Date" shall mean April 11, 2000 or if the Revolving Credit Termination Date is extended pursuant to the terms thereof, then April 11, 2001."

               " "Revolving Credit Termination Date" shall mean the earlier to occur of (i) April 11, 2000 (or April 11, 2001, if so extended by the Agent in its sole discretion upon notice to the Borrowers given no later than February 11, 2000) and (ii) such earlier date on which the Revolving Credit Commitment shall terminate, expire or be canceled in accordance with the terms of this Agreement."

     g. In Section 1.01 of the Credit Agreement, the definition of "Interest Margin" is hereby amended to provide in its entirety as follows:

               " "Interest Margin" shall mean, with respect to any Loan, the amount as set forth in the last paragraph hereof as such amount shall be adjusted in accordance with the terms of this definition. The Interest Margin shall be adjusted thereafter in accordance with the table set forth below, on the first Business Day of the month following the delivery of the financial statements to the Agent required pursuant to Sections 6.05(a) and 6.05(b), together with the corresponding compliance certificate required pursuant to Section 6.05(e), commencing with the financial statements and certificate for the period ending March 31, 1998, or if a Default or Event of Default shall have occurred and be continuing, then at the highest Interest Margin provided for herein:




                                 Revolving Credit       Revolving Credit      Term Eurodollar        Term Alternate
                                 Eurodollar Loan       Alternate Base Loan     Loan Interest            Base Loan
Total Funded Debt Ratio          Interest Margin        Interest Margin            Margin            Interest Margin
-----------------------          ---------------        ---------------        --------------        ---------------

Greater than 4.50:1.00                2.75%                  1.00%                  3.00%                  1.25%

Equal to or less than
4.50:1.00 but greater than
or equal to 3.50:1.00                 2.50%                  0.75%                  2.75%                  1.00%

Less than 3.50:1.00 but
greater than or equal to
2.50:1.00                             2.25%                  0.50%                  2.50%                  0.75%

Less than 2.50:1.00 but
greater than or equal to
2.00:1.00                             2.00%                  0.25%                  2.50%                  0.50%

Less than 2.00:1.00 but
greater than or equal to
1.50:1.00                             1.75%                  0.00%                  2.00%                  0.25%

Less than 1.50:1.00                   1.50%                  0.00%                  1.75%                  0.25%

               The LIBO Rate Interest Margin for (i) Revolving Credit Eurodollar Loans shall be 1.75% and (ii) Term Eurodollar Loans shall be 2.00%; each shall thereafter be adjusted in accordance with the provisions hereof. The Alternate Base Rate Interest Margin for (i) Revolving Credit Alternate Base Loans shall be 0.00% and (ii) Term Alternate Base Loans shall be 0.25%; each shall thereafter be adjusted in accordance with the provisions hereof."

     h. In Section 1.01 of the Credit Agreement, the definition of "Total Funded Debt" is hereby amended to provide in its entirety as follows:

               ""Total Funded Debt" shall be computed for the Parent and its Consolidated subsidiaries on a Consolidated basis at the end of each fiscal quarter based on the average funded debt outstanding for the previous four quarter fiscal period, provided, however, that for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, such calculation shall be made based on the one, two or three quarter period then ended; for purposes hereof, funded debt shall include all Indebtedness of the Parent and its Consolidated subsidiaries on a Consolidated basis outstanding at such time which matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date of calculation which is renewable or extendable at the option of the obligor to a date more than one year from such date and including in any event any outstanding Revolving Credit Loans and Domestic Letters of Credit and outstanding revolving credit loans and letters of credit due under the Canadian Credit Agreement."

     i. In Section 1.01 of the Credit Agreement, the definition of "Total Funded Debt Ratio" is hereby amended to provide in its entirety as follows:

               ""Total Funded Debt Ratio" shall mean for the Parent and its Consolidated subsidiaries on a Consolidated basis at the end of each fiscal quarter, the ratio of (i) Total Funded Debt as computed for the applicable period then ended to (ii) EBITDA (with an adjustment to exclude any special, one-time, restructuring or non-recurring charges up to an aggregate of $500,000 for any consecutive four quarter period) of the Parent and its Consolidated subsidiaries on a Consolidated basis for the four quarter period then ended on the date of determination."

     j. In Section 1.01 of the Credit Agreement, the definition of "Vermont Litigation Recovery" is hereby amended to provide in its entirety as follows:

               ""Vermont Litigation Recovery" shall mean any recovery by Maska U.S., Inc. net of any settlement payments made by Maska U.S., Inc. to other claimants derived from the civil action entitled Maska U.S., Inc. vs. Kansas General

          Insurance Company, et al., Case Number 1:93-CV-309, pending in the United States District Court for the District of Vermont."

     k. Sections 2.01(a) and 2.01(b) of the Credit Agreement are hereby amended in their entirety to read as follows:

               "(a) Subject to the terms and conditions and relying on the representations and warranties herein set forth, each Lender, severally and not jointly, agrees to make a Term Loan to the Borrowers on the Closing Date and upon the effective date of Waiver and Amendment No. 4 to the Credit Agreement, dated as of March 6, 1998, by and among the Borrowers and the Agent, in a principal amount not to exceed the difference between (x) the then unpaid principal balance of such Lender's Term Loan and (y) the amount of such Lender's Term Loan Commitment.

               (b) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, severally and not jointly, agrees to make Revolving Credit Loans to the Borrowers, at any time and from time to time from the date hereof to the Revolving Credit Termination Date, in an aggregate principal amount at any time outstanding not to exceed the amount of such Lender's Revolving Credit Commitment. Notwithstanding the foregoing, the aggregate principal amount of Revolving Credit Loans outstanding at any time to the Borrowers shall not exceed (1) the lesser of (a) the Total Revolving Credit Commitment (as such amount may be reduced pursuant to this Agreement including, without limitation, Section 2.07 hereof), minus the Canadian Letter of Credit Usage and (b) an amount equal to the sum of (i) eighty percent (80%) of the Net Amount of Eligible Receivables, plus (ii) the lesser of (A) the Inventory Amount and (B) fifty percent (50%) of the Net Amount of Eligible Inventory, plus (iii) fifty percent (50%) of the aggregate undrawn amount of all outstanding Domestic Letters of Credit for the purchase of inventory consigned to the Agent (such sum referred to herein as the "Borrowing Base"), minus (2) the Domestic Letter of Credit Usage at such time (not to exceed the limitations set forth in Section 2.17(a) hereof at any time). The Borrowing Base will be computed on or about the fifteenth day of each fiscal month and at the end of each fiscal month (or more frequently if requested by the Agent) and a compliance certificate from a Responsible Officer of the Borrowers presenting its computation will be delivered to the Agent in accordance with Section
          6.05 hereof."

     l. In Section 2.04(c) of the Credit Agreement, the first paragraph and accompanying chart is hereby amended to provide in its entirety as follows (such payment schedule replaces any existing payment schedule to Term Loans):

               "(c) The aggregate principal amount of the Term Loan as evidenced by the Term Notes, shall be payable in consecutive quarterly installments (the date of each such installment, a "Repayment Date") each in the amount of $625,000 payable on the first day of each fiscal quarter, commencing April 1, 1998, and such payments shall be distributed ratably among the Lenders in accordance with their respective Term Loan Commitments."

     m. In Section 2.07(c) of the Credit Agreement, the subsection is hereby amended by replacing the words "Section 2.09(d)" with the words "Sections 2.09(d) and 2.09(e)".

     n. In Section 2.09(d) of the Credit Agreement, the subsection is hereby amended by replacing the words "(or 50% in the case of (iii) above)" with the words "(up to $4,000,000 in the case of the Vermont Litigation Recovery)."

     o. A new Section 2.09(e) will be added as follows and the remaining subsections will be renumbered accordingly:

               "(e) Within 90 days of the end of each Fiscal Year of the Parent, commencing with the Fiscal Year ended December 31, 1998, the Borrowers shall make a mandatory prepayment of the Loans in an amount equal to the Mandatory Prepayment for the Fiscal Year then ended, such prepayment to be applied as set forth in paragraph (g) below."

     p. In renumbered Section 2.09(g) of the Credit Agreement, the phrase "Prepayments made pursuant to paragraph (d) or (e)(i) above shall be applied as follows" is hereby replaced with the phrase "Prepayments made pursuant to paragraph (d), (e) or (f)(i) above shall be applied as follows."

     q. In Section 2.17(b) of the Credit Agreement, the figure "$35,000,000" wherever it appears is hereby amended by replacing it with "$25,000,000 and the words "(the Canadian Letter of Credit" are hereby replaced by the words "(as from time to time amended, the Canadian Letter of Credit."

     r. Section 4.14(a) of the Credit Agreement is hereby amended to provide in its entirety as follows:

               "(a) All proceeds of the borrowing under the Total Term Loan Commitment shall be used to (i) partially finance the payments to be made pursuant to the Plan of Reorganization and (ii) redeem the Senior Secured Notes."

     s. In Section 6.05(j) of the Credit Agreement, the phrase "after the end of each week (but no later than Wednesday)" is hereby replaced with the phrase "after each semi-monthly period."

     t.   Section 7.09 is hereby amended to provide in its entirety as follows:

               "SECTION 7.09. Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio for the fiscal quarters ending June 30, 1998, September 30, 1998 and December 31, 1998 to be less than 1.50:1.00 and thereafter at the end of each fiscal quarter to be less than 1.75:1.00."

     u. Section 7.05(i) of the Credit Agreement is hereby amended by changing the reference from Section 2.09(f) to Section 2.09(g).

     v. Section 7.07 of the Credit Agreement is hereby amended by changing the reference from Section 2.09(e) to Section 2.09(f).

     w. Section 11.01(b) of the Credit Agreement is hereby amended by adding the following language after the words "(Telecopy No. 212-622-5218) "effective March 27, 1998, the address of The Chase Manhattan Bank shall be 600 Fifth Avenue, 4th Floor, Asset Based Lending, New York, New York 10020 (Telecopy No. 212-332-4299)."

     x. In Section 11.08(b) of the Credit Agreement, clause (ii) is hereby amended by deleting the words "or Seasonal Amount" and substituting therefor the words "Inventory Amount."

     y. Schedules 2.01(a) and 2.01(b) to the Credit Agreement are hereby amended in their entirety to read as Schedules 2.01(a) and 2.01(b) annexed hereto.

     z. Schedules 2.02 and 2.03 to the Credit Agreement are hereby amended by changing the address of The Chase Manhattan Bank to "600 Fifth Avenue, 4th Floor, Asset Based Lending, New York, New York 10020."

     aa.  Schedule 2.18 to the Credit Agreement shall be amended to read as
          Schedule 2.18 annexed hereto."

     bb.  Schedule 6.05(j) to the Credit Agreement is hereby replaced by a new
          Schedule 6.05(j) in the form annexed hereto.

4. Representations and Warranties. The Borrowers hereby represent and warrant as of the date hereof as follows (which representations and warranties shall survive the execution and delivery of this Waiver and Amendment):

     a. Each Borrower has the power to execute, deliver and carry out the terms and provisions of this Waiver and Amendment.

     b. This Waiver and Amendment has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Borrowers, and is enforceable in accordance with its terms.

     c. No Default or Event of Default under the Credit Agreement has occurred or is continuing.

5. Conditions Precedent. Notwithstanding any term or provision of this Waiver and Amendment to the contrary, Paragraphs 2 and 3 hereof shall not become effective until the Agent shall have determined that each of the following conditions precedent shall have been satisfied, provided, however, that such conditions precedent must be satisfied by March 20, 1998, (the date on which such conditions precedent are satisfied, the "Amendment Effective Date"):

     a. All required corporate actions in connection with the execution and delivery of this Waiver and Amendment shall have been taken, and each shall be satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action that the Agent may reasonably request, to be certified by the appropriate corporate person or government authorities.

     b. An opinion of counsel of the Borrowers stating that all appropriate corporate action has been taken by the Borrowers to enable the Borrowers to enter into the transactions contemplated by this Waiver and Amendment and that this Waiver and Amendment is the legal, valid and binding obligation of each Borrower enforceable against such Borrower in accordance with its terms.

     c. The Agent shall have received the amendment fee for the ratable benefit of the Lenders in the amount of $40,000 and the Agent's fee for its own account in the amount of $50,000 and all reasonable fees, costs and expenses of the Agent in connection with this Waiver and Amendment, including, without limitation, reasonable fees, costs and expenses of counsel to the Agent, shall have been paid in full to the persons entitled thereto in immediately available funds.

     d. All representations and warranties made by the Borrowers in Paragraph 4 hereof shall be true and correct in all material respects on the date of effectiveness of this Waiver and Amendment with the same effect as though such representations and warranties had been made on such date after giving effect to this Waiver and Amendment (except to the extent any such representation or warranty relates expressly to an earlier date).

     e. Each Lender shall have received its Term Note and Revolving Credit Note (such Notes, with respect to the Lenders, may be issued in replacement of Notes delivered under the Credit Agreement prior to the date hereof provided such previously issued Notes shall have been delivered to the Borrowers concurrently with the issuance of the new Notes), duly executed by the Borrowers, payable to the order of such Lender and otherwise complying with the provisions of Section 2.04 of the Credit Agreement.

     f. Counterparts of this Waiver and Amendment shall have been duly executed and delivered on behalf of the Borrowers, the Lenders and the Agent.

     g. Concurrently with the Amendment Effective Date, all Guarantees shall have been reaffirmed, all appropriate amendments have been made to the Canadian Credit Agreement and an amended Canadian Letter of Credit shall have been executed by the parties thereto.

     h. Concurrently with the Amendment Effective Date, the Borrowers shall have redeemed the Senior Secured Notes.

     i. The Agent shall have received evidence that the sum of (x) Availability and (y) availability under the Canadian Credit Agreement is not less than $5,000,000.

6. Conditions Subsequent. Notwithstanding any term or provisions of this Waiver and Amendment to the contrary, upon the conversion of trade payables and long term Indebtedness in the approximate amounts set forth on Schedule A hereto owing by Sport Maska to the Parent into equity, an amendment to the Pledge Agreement shall be executed with respect to additional Sport Maska shares being issued to the Parent and such additional shares and an executed, undated, blank stock power shall be delivered to the Agent. Failure to so execute such amendment and deliver such shares and stock power promptly after the issuance of such shares by Sport Maska shall constitute an Event of Default under the Credit Agreement. The execution of such amendment, delivery of shares and stock power shall also be accompanied by an opinion of counsel of the Parent stating that all appropriate corporate action has been taken by the Parent to enable it to enter into the transactions contemplated by the amendment to the Pledge Agreement and that the amendment to the Pledge Agreement is the legal, valid and binding obligation of the Parent enforceable against it in accordance with its terms.

7. References to Credit Agreements. The term "Agreement", "hereof", "herein" and similar terms as used in the Credit Agreement, and references in the other Loan Documents to the Credit Agreement, shall mean and refer to, from and after the Amendment Effective Date as determined in accordance with Paragraph 5 hereof, the Credit Agreement as amended by this Waiver and Amendment.

8. Continued Effectiveness. Except as expressly set forth herein, nothing herein shall be deemed to be a waiver of any covenant or agreement contained in, or any Default or Event of

Default under, the Credit Agreement, and each of the parties hereto agrees that, as amended by this Waiver and Amendment, all of the covenants and agreements and other provisions contained in the Credit Agreement and the other Loan Documents are hereby ratified and confirmed in all respects and shall remain in full force and effect from and after the date of this Waiver and Amendment.

9. Counterparts. This Waiver and Amendment may be executed in two or more counterparts, each of which shall be an original, and all of which, taken together, shall constitute a single instrument. Delivery of an executed counterpart of a signature page to this Waiver and Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Waiver and Amendment.

10. GOVERNING LAW. THIS WAIVER AND AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (OTHER THAN THE CONFLICTS OF LAWS PRINCIPLES THEREOF)



                            [Signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Waiver and Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                        SLM INTERNATIONAL, INC.

                                        By:_____________________________________
                                           Russell J. David
                                           Senior Vice President, Finance


                                        MASKA U.S., INC.

                                        By:_____________________________________
                                           Russell J. David
                                           Senior Vice President, Finance


                                        THE CHASE MANHATTAN BANK, as Agent and
                                          as a Lender

                                        By:_____________________________________
                                           Name:
                                           Title:

                                        GENERAL ELECTRIC CAPITAL CORPORATION,
                                          as a Lender

                                        By:_____________________________________
                                           Name:
                                           Title:


                                        SANWA BUSINESS CREDIT CORPORATION,
                                          as a Lender

                                        By:_____________________________________
                                           Name:
                                           Title:


                                        PNC BANK, NATIONAL ASSOCIATION,
                                           as a Lender

                                        By:_____________________________________
                                           Name:
                                           Title:


                                       IBJ SCHRODER BUSINESS CREDIT CORPORATION,
                                          as a Lender

                                        By:_____________________________________
                                           Name:
                                           Title:

Consented and agreed to:

                                        SLM TRADEMARK ACQUISITION CORP.,
                                          as Guarantor

                                        By:_____________________________________
                                           Russell J. David
                                           Senior Vice President, Finance

                    SCHEDULE A to Waiver and Amendment No. 4

     Amount of intercompany debt owing by Sport Maska to SLM to be converted into equity


                             [To be provided by SLM]

                                                                SCHEDULE 2.01(a)

                              TERM LOAN COMMITMENTS


                                           Term Loan         Percentage of Total
Lender                                     Commitment       Term Loan Commitment
------                                     ----------       --------------------
The Chase Manhattan Bank                   $3,750,000               25%
600 Fifth Avenue - 4th Floor
New York, NY 10020
Attention: SLM Account Officer

General Electric Capital                   $3,750,000               25%
  Corporation
201 High Ridge Road
Stamford, CT  06927-5100
Attention: James R. Dore

Sanwa Business Credit                      $3,750,000               25%
  Corporation
500 Glen Point Center West
Teaneck, NJ   07766
Attention:  Peter Skavla

PNC Bank, National Association             $1,875,000             12.5%
1600 Market Street, 31st Floor
Philadelphia, PA  19103
Attention: Frank Phillips

IBJ Schroder Business                      $1,875,000             12.5%
  Credit Corporation
One State Street
New York, NY  10004
Attention: Alfred Scoyni

                                                                SCHEDULE 2.01(b)

                          Revolving Credit Commitments

                                           Revolving           Percentage of
                                            Credit            Total Revolving
Lender                                    Commitment         Credit Commitment
------                                    ----------         -----------------
The Chase Manhattan Bank                 $11,250,000                25%
600 Fifth Avenue - 4th Floor
New York, New York 10020
Attention: SLM Account Officer

General Electric Capital                 $11,250,000                25%
  Corporation
201 High Ridge Road
Stamford, CT  06927-5100
Attention: James R. Dore

Sanwa Business Credit                    $11,250,000                25%
  Corporation
500 Glenpointe Centre West
Teaneck, NJ  07666
Attention:  Peter Skavla

PNC Bank, National Association            $5,625,000              12.5%
1600 Market Street, 31st Floor
Philadelphia, PA  19103
Attention: Frank Phillips

IBJ Schroder Business                     $5,625,000              12.5%
  Credit Corporation
One State Street
New York, NY  10004
Attention: Alfred Scoyni

                                                                   SCHEDULE 2.18

                   Canadian Letter of Credit Maximum Exposure

              Lender                                    Maximum Exposure
              ------                                    ----------------
The Chase Manhattan Bank                                   $6,250,000
General Electric Capital Corporation                       $6,250,000
Sanwa Business Credit Corporation                          $6,250,000
PNC Bank, National Association                             $3,125,000
IBJ Schroder Business Credit Corporation                   $3,125,000